CERTIFICATE OF AMENDMENT

OF

FOOTE CREEK II, LLC

1.	The name of the limited liability company is Foote Creek II, LLC.

2.	The limited liability company shall continue in existence on a perpetual basis unless dissolved pursuant to company’s limited liability company agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Foote Creek II, LLC effective as of March 1, 2000.

By: /s/ Gill Howard Name: Gill Howard Title: Manager for Foote Creek II, LLC

Amended and Restated Operating Agreement

for

Foote Creek II, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) for Foote Creek II, LLC (“Company”) dated as of March 1, 2000 is entered into and made effective by Cinergy Global Foote Creek II, Inc., a Delaware corporation (“Cinergy Member”) as of the Effective Date with reference to the following facts:

A.     Foote Creek II, LLC is a Delaware limited liability company formed by SeaWest WindPower Inc., a California corporation (“SeaWest Member” and sometimes referred to as “Initial Member”) pursuant to the terms of that Operating Agreement of Foote Creek II, LLC, effective as of March 16, 1999 (“Initial Operating Agreement”);

B.     Cinergy Member has acquired all of the Membership Interest (as defined below) of SeaWest Member of the Company pursuant to that certain Acquisition Agreement dated as of March 1, 2000 by and among Cinergy Global Foote Creek II, Inc., as “Buyer”, SeaWest Member as “Seller”, and the Company (the “Acquisition Agreement”) and Cinergy Member now wishes to replace the Initial Operating Agreement in its entirety by entering into this Agreement to provide for the governance of the Company and the conduct of its business as a limited liability company.

NOW THEREFORE, the Initial Operating Agreement is wholly replaced and superseded by this Agreement in its entirety and this Agreement shall read as follows:

1. Definitions

Capitalized terms used in this Agreement shall have the meanings respectively given thereto in this Section 1 or elsewhere in this Agreement and when not so defined shall have the meanings set forth in the Act.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Affiliate” means, with respect to any Member, any person: (i) that owns more than 5% of the voting interests in the Member; or (ii) in which the Member owns more than 5% of the voting interests; or (iii) in which more than 5% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Amended and Restated Operating Agreement for Foote Creek II, LLC as may be amended from time to time.

“Capital Account” means the account to be maintained by the Company on the Company’s books and records for each Member in accordance with Section 3.6.

“Capital Contribution” means, with respect to any Member, the total amount of cash and the Gross Asset Value of any other assets contributed or deemed contributed to the Company by the Code (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) or services rendered or a promissory note or other binding obligation to contribute cash or assets or to render services as permitted under the Act in consideration of Membership Rights held by such. A Capital Contribution shall not be deemed a loan.

“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

“Capital Transaction” means any transaction other than in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property other than in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards and insurance proceeds.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Managers. Cash Flow shall include net proceeds from all sales, refinancings, and other dispositions of Company property that the Managers deem in excess of the amount reasonably necessary for the operating requirements of the Company. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State in accordance with the Act by the Initial Member on March 16, 1999.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means Foote Creek II, LLC, a Delaware limited liability company.

“Company Assets” means all the direct and indirect interests in real and personal property owned by the company from time to time and shall include both tangible and intangible property (including cash).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Effective Date” means the Closing Date as that term is defined in the Acquisition Agreement.

“EWG” means an exempt wholesale generator as such term is defined in Section 32 of PUHCA, as added by Section 711 of the Energy Policy Act of 1992.

“Fiscal Year” shall have the meaning given in Section 2.7.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)

The initial Gross Asset Value of any item of property contributed by Member to the Company shall be the gross fair market value of such asset, as mutually agreed by the contributing Member and the Company;

(ii)

The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) in accordance with Regulation Section 1.704-1(b)(2)(iv)(f) and as determined by the Members as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (a) and (b) of this paragraph shall be made only if the Members reasonably determine that such adjustment is necessary to reflect the relative Interests of the Members in the Company;

(iii)

The Gross Asset Value of any item of Company Assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as mutually agreed by the receiving Member and the Company; and

(iv)

The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732 or Code Section 734 or Code Section 743, subject to the limitations imposed by Code Section 755 and only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (e) of the definition of “Net Profits” or “Net Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Initial member” means the SeaWest Member.

“Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an assignee of a Member who has not been admitted to the Company as a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events;

(i)	the Member makes an assignment for the benefit of creditors;

(ii)	the Member files a voluntary petition of bankruptcy;

(iii)	the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv)

the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)	the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties;

(vi)	the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii)

within one hundred twenty days (120) days of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been dismissed, or within ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed, or if the appointment is stayed, for ninety (90) days after the expiration of the stay which period the appointment is not vacated;

(viii)	if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix)	if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x)	if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xi)	if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(xii)	if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

“Manager(s)” is the Person(s) designated as such in Article 5 of this Agreement or who is later elected as a Manager pursuant to the terms of this Agreement.

“Member” means Cinergy Global Foote Creek II, Inc. and any Person who subsequently is admitted as a Member of the Company in accordance with the terms of this Agreement.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation: (i) Interest, (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Minimum Gain” of the Company, as provided in Regulation Section 1.704-2(d), means the total amount of gain the Company would realize for federal income tax purposes if it disposed of all assets subject to their respective nonrecourse liabilities for no consideration other than the full satisfaction thereof.

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Nonrecourse Deduction” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse deductions for a Company fiscal year equals the net increase in the amount of Company Minimum Gain during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.752-1(a)(2).

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A of this Agreement, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member(s) Interest that has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each Fiscal Year of the Company (or other period), an amount equal to the Company’s taxable income or loss determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	any tax exempt income of the Company shall be included in computing Profit and Loss;

(ii)

any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from Profit or Loss;

(iii)

gain or Loss resulting from any disposition of any Company Assets where such gain or Loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(iv)

in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(v)

if the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraphs (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for the purposes of computing Profit of Loss; and

(vi)	notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.2.2 shall not be taken into account in computing Profit and Loss.

“PUHCA” means the Public Utility Holding Company Act of 1935 and all rules and regulations adopted thereunder.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Secretary of State” means the Secretary of State of the state of Delaware.

“Transfer” means, with respect to any Interest or Membership Interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary.

2. Organizational Matters

2.1 Organization

The Initial Member has filed a Certificate of Formation for Foote Creek II, LLC, a Delaware limited liability company, on March 16, 1999, and the Company was qualified within the State of Wyoming on March 23, 1999. Member has acquired all of the Membership Rights of the Initial Member by way of Transfer. Following execution of this Agreement, the Managers shall cause an amendment to the Certificate of Formation, in the form attached to this Agreement as Exhibit B (which may be executed by either Manager), to be filed with the Secretary of State. The Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings in such other states as the Members shall deem necessary or advisable.

2.2 Name

The name of the Company shall remain Foote Creek II, LLC. The Company may do business under that name and under any other name or names approved by the Members.

2.3 Business

The Company may engage in any business or projects relating to wind energy generation including the development, construction, installation, ownership, operation, maintenance and management of wind-powered electricity generating plant and to undertake any and all activities related or incident thereto.

2.4 Term

The term of the Company commenced as of the date of the filing of the Certificate of Formation and shall continue on a perpetual basis unless dissolved pursuant to Article 7 of this Agreement.

2.5 Registered Office and Agent

The registered agent of the Company is CT Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other agent as determined by the Managers. The principal business office of the company shall be located at c/o Wiederspahn, Liepas & Reese, The Colony Building, 211 West 19th Street, Suite 300, Cheyenne, Wyoming 82001, or such other location as the Managers may determine.

2.6 Members

The name, present mailing address, taxpayer identification number, and Percentage of each of the Members are set forth on Exhibit A attached hereto. The Managers shall amend Exhibit A each and every time a Member is admitted or ceases to be a Member or when the Percentage of a Member is increased or decreased.

2.7 Fiscal Year

The Fiscal Year of the Company shall begin on January 1st and end on December 31st. The Company shall have the same fiscal year for accounting and for income tax purposes.

3. Members; Capital and Capital Accounts

3.1 Capital Contributions

Member’s predecessor in interest has made a Capital Contribution of $25,000. The Member shall not be required to make a Capital Contribution.

3.2 Additional Capital Contributions

If the Managers at any time or from time to time determine that the Company requires additional Capital Contributions, then the Manager shall give notice to each Member of (i) the total amount to additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total additional Capital Contribution (determined in accordance with this Section 3.2), and (iv) the date each Member’s additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. The total additional Capital Contribution which the Managers may require the Members to contribute during the term of this Agreement shall not exceed $2 million in aggregate. A Member’s share of the total additional Capital Contribution shall be equal to the product obtained by multiplying the Member’s Percentage and the total additional Capital Contribution required. A Member’s share shall be payable in cash, by certified check, or by wire transfer.

3.3 No Interest on Capital Contributions

        The Company shall not pay any interest on Capital Contributions.

3.4 Return of Capital Contributions

Except as otherwise provided in this Agreement, neither the Members nor any Interest Holder shall have the right to receive the return of any Capital Contribution except upon dissolution of the Company.

3.5 [Intentionally Left Blank]

3.6 Capital Accounts

        3.6.1 A separate Capital Account shall be maintained for each Member and each Interest Holder.

3.6.2	An Interest Holder’s Capital Account shall be increased with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section 4; and

3.6.3	An Interest Holder’s Capital Account shall be decreased with the amount of money and the Gross Asset Value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the interest Holder’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section 4.

3.6.4	If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.

3.6.5	If the Gross Asset Value of Company Assets is adjusted pursuant to Section 3.6.6, the Capital Account of each Member or Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or Loss equal to the amount of such aggregate adjustment.

3.6.6	It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b)(2)(iv), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

3.7 Loans and Other Business Transactions

Any Member may, at any time, make or cause to be made a non-recourse loan to the Company in any amount and on those terms upon which the Member making such non-recourse loan and the Company may agree in writing. Acceptance by the Company of any such Loan provided by a Member requires the prior unanimous consent of the Members. Any Member may also transact other business, subject to the requirement provided in Section 5.3.4, with the Company and be an employee or independent contractor of the Company and, in doing so, it shall have the same rights and be subject to the same obligations arising out of any such business transaction or employment or consultant relationship, as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

4. Allocations of Profit and Loss and Distributions

4.1 Distributions of Cash Flow

Except as otherwise provided in Section 4.7.1 with respect to distributions upon liquidation of the Company, Cash Flow for each Fiscal Year of the Company shall be distributed to the Interest Holders in proportion to their Percentages at such time or times and in such aggregate amounts as may be determined by the Managers. Cash Flow, other than revenues or proceeds from a Capital Transaction or the dissolution of the Company, shall be distributed as soon as practicable following a Manager’s determination that such cash is available for distribution. The Members acknowledge that no assurances can be given with respect to when or whether such cash will be available for distributions to the Members.

4.2 Allocations of Profits and Losses

4.2.1	General. Except as otherwise provided in this Section 4.2, Profit and Loss of the Company shall be allocated among the Interest Holders as follows:

4.2.1.1	Profit and Loss of the Company shall be allocated to the Interest Holders in proportion to their respective Percentages.

4.2.1.2	In accordance with the provisions of Regulation Section 1.704-2(i), each item of an Interest Holder’s Nonrecourse Deduction shall be allocated among the Interest Holders in proportion to the economic risk of loss that the Interest Holder bears with respect to the nonrecourse liability of the Company to which such item of an Interest Holder’s Nonrecourse Deduction is attributable.

4.2.2 Allocation Adjustments Required to Comply with Section 704(b) of the Code
4.2.2.1	Limitation on Allocation of Loss. Notwithstanding Section 4.2.1.1, there shall be no allocation of Loss to any Interest Holder that would create or increase a deficit balance in such Interest Holder’s Capital Account unless such allocation would be treated as valued under Regulation Section 1.704-1(b)(1)(i). Any Loss that cannot be allocated to an Interest Holder pursuant to the preceding sentence shall be reallocated to the other Interest Holders in proportion to their Percentages.

4.2.2.2	Qualified Income Offset. Notwithstanding Section 4.2.1.1, if in any taxable year an Interest Holder receives (or is reasonably expected to receive) a distribution, or an allocation or adjustment to such Interest holder’s Capital Account, in accordance with Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), that creates or increases (or is reasonably expected to create or increase) a deficit balance in such interest Holder’s Capital Account, there shall be allocated to the Interest Holder such items of Company income or gain as are necessary to satisfy the requirements of a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d)(3).

4.2.2.3	Minimum Gain Chargeback. Notwithstanding Section 4.2.1, this Section 4.2.2.3 hereby incorporates by reference the “minimum gain chargeback” provisions of Regulation Section 1.704-2(f) and (i)(4). In general, upon a reduction of the Company’s Minimum Gain, the preceding sentence shall require that items of income and gain be allocated among the Interest Holders in a manner that reverses prior allocations of Nonrecourse Deductions and Interest Holder Nonrecourse Deductions as well as reductions in the Interest Holders’ Capital Account balances resulting from distributions that, notwithstanding Section 4.6, are allocable to increases in the Company’s Minimum Gain. Subject to the provisions of Section 704 of the Code and the regulations thereunder, if the Managers determine at any time that operation of such “minimum gain chargeback” provisions likely will not achieve such a reversal by the conclusion of the liquidation of the company, the Managers shall adjust the allocation provisions of this Section 4.2.2 as necessary to accomplish this result.

4.2.2.4	Allocations Subsequent to Certain Allocation Adjustments. Any special allocations of items of Profit or Loss pursuant to Sections 4.2.2.1, 4.2.2.2 or 4.2.2.3 shall be taken into account in computing subsequent allocations pursuant to Section 4.2.1 so that, for each Interest Holder, the net amount of any such special allocations and all allocations pursuant to Section 4.2.1 shall, to the extent possible and taking into account prior allocations pursuant to Section 4.2.7, be equal to the net amount that would have been allocated to such Interest Holder pursuant to Section 4.2.1 without application of Sections 4.2.2.1, 4.2.2.2 or 4.2.2.3.

      4.2.3 Book – Tax Accounting Disparities

If the Company Assets are reflected in the Capital Accounts of the Interest Holders at a Gross Asset Value that differs from the adjusted tax basis of such property (whether because such property was contributed to the Company by an Interest Holder or because of a revaluation of the Interest Holders’ Capital Accounts under Regulation Section 1.704-1(b)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Interest Holders in a manner which takes such difference into account in accordance with Code Section 704(c) and Regulation Section 1.704-3(d) using the remedial method.

      4.2.4 Allocation in Event of Transfer

If an Interest is Transferred, in compliance with Section 6.1, allocations of the Company’s Profit and Loss may be made by any method that is selected by the Managers and that is permissible under Section 706 of the Code.

      4.2.5 Adjustments to Capital Accounts for Distributions of Property

If property distributed in kind is reflected in the Capital Accounts of the Interest Holders at a Gross Asset Value that differs from the fair market value of such property on the date of distribution, the difference shall be treated as Profit or Loss on the sale of the property and shall be allocated to the Interest Holder who received such distribution.

      4.2.6 Tax Credits and Similar Items

Any tax credits or similar items not allocable pursuant to Sections 4.2.1 through 4.2.5 shall be allocated to the Interest Holders in proportion to their respective Percentages. Notwithstanding the preceding sentence, Company expenditures that give rise to tax credits attributable to such expenditures shall be allocated in accordance with Regulation Section 1.704-1(b)(4)(ii).

      4.2.7 Reallocation of Losses Related to Excess Distributions

If, as a result of an Interest Holder receiving a distribution of cash or property that it is required to return because the distribution was not authorized by this Agreement, Loss which otherwise would have been allocated to the Interest Holder was allocated to one or more other Interest Holders (and such allocation has not been reversed pursuant to Section 4.2.2.4), then subsequent profit and Loss shall be allocated to the Interest Holder and to the other Interest Holders so as, in connection with the return of such cash or property (to the extent of the value thereof), to effect a reallocation of such Loss to the Interest Holder.

4.3 Modifications to Preserve Underlying Economic Objectives

If in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the regulations, rulings, and administrative practices thereunder) which makes it necessary or prudent to modify the allocation provisions of this Section 4 in order to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Managers shall make the minimum modification necessary to achieve such purpose.

4.4 Withholding Taxes

The Company shall withhold taxes from distributions to and allocations among, the Interest Holders to the extent required by law. Except as otherwise provided in this Section 4.4, any amount withheld by the Company with regard to an Interest Holder shall be treated for purposes of this Agreement as an amount actually distributed to such Interest Holder. An amount shall be considered withheld by the Company if remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates provided, however that an amount actually withheld from a specific distribution or designated by the Managers as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs. To the extent operation of the foregoing provisions of this Section 4.4 would create or increase a deficit balance in an Interest Holder’s Capital Account (excluding for this purpose any portion of such deficit attributable to the Interest Holder’s share of the Company’s Minimum Gain as determined under Section 1), the amount withheld shall be treated as a loan by the Company to such Interest Holder, which loan shall be payable upon demand and shall bear interest at a rate equal to the lowest rate that will not give rise to the imputation of additional interest under applicable federal income tax rules. At the election of the Managers, the Company shall be entitled to withhold from any distributions otherwise payable to an Interest Holder amounts owed to the Company by such Interest Holder under the terms of the preceding sentence.

4.5 Nonallocation of Distributions to Increases in Minimum Gain

To the extent permitted under Regulation Section 1.704-2(h), distribution to Interest Holders shall not be allocable to increases in the Company’s Minimum Gain. In general, and except as provided in such Regulation, the preceding sentence is intended to ensure that reductions in an Interest Holder’s Capital Account balance resulting from distributions of money or other property to that Interest Holder are not reversed by the minimum gain chargeback provisions of Section 4.2.2.3.

4.6 Allocation of Liabilities

Solely for purposes of determining the Interest Holders’ respective shares of the nonrecourse liabilities of the Company within the meaning of Regulation Section 1.752-3(a)(3), each Interest Holder’s interest in Company Profit shall be equal to such Interest Holder’s Percentage.

4.7 Liquidation and Dissolution

4.7.1	Distributions. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective Capital Accounts, after taking into account all distributions and allocations of Profit or Loss and other items of income, gain, loss or deduction for the Company’s taxable year during which liquidation occurs. Distributions of the Interest Holders pursuant to this Section 4.7.1 shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2).

        4.7.2 Negative Capital Accounts. No Interest Holder shall be obligated to restore a negative Capital Account balance.

4.8 General

4.8.1	Except as otherwise provided in this Agreement, the amount of all distributions shall be determined by the Managers and distributions shall be made as soon as practicable following a Manager’s determination. The Members acknowledge that no assurances can be given with respect to when or whether such distributions will be available to the Members.

4.8.2	The Company Assets may be distributed in kind to the Interest Holders, and those assets shall be valued on the basis of their fair market value. The fair market value of the assets shall be determined by the Members. In the case of disagreement among the Members, an independent appraiser, who shall be selected by a Manager, shall determine the fair market value of the asset. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated to the Interest Holders who received such distributions and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.7.

4.8.3	All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to a Capital Transaction or to any other extraordinary nonrecurring items of the Company.

4.8.4	The Managers are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article 4 to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

5. Manager(s) and Management

5.1 Management

      5.1.1 Manager(s) and Appointment

The Company shall be managed by the Manager(s), who may, but need not, be a Member. Cinergy Global Foote Creek II, Inc. hereby designates Gill Howard and Philip J. Taylor to serve as the Managers. The above individuals shall serve as Managers until either resigns or either is removed by the Member(s); provided, however, that a Manager shall not be permitted to resign if such Manager is, at the time, the sole Manager, unless and until a replacement Manager shall be elected to serve as Manager.

      5.1.2 General Powers

Each Manager individually shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the Purposes herein stated, and to make all decisions affecting such business and affairs, including without limitation, for Company purposes, the power to:

(a)	acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

(b)	construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage, or lease any of the Company Assets;

(c)	enter into agreements and contracts in connection with the Company’s business;

(d)	purchase liability and other insurance to protect the Company’s properties and business;

(e)	borrow money for and on behalf of the Company, and, execute any guaranty on behalf of a third party;

(f)	execute or modify agreements or contracts with respect to any part or all of the Company’s Assets;

(g)

prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any Company Asset and, in connection therewith, to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

(h)	execute any and all other instruments and documents which may be necessary or in the opinion of the Manager desirable to carry out the intent and purpose of this Agreement;

(i)

make any and all expenditures which the Manager, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting, and other related expenses incurred in connection with the organization, financing, and operation of the Company;

(j)	enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

(k)	invest and reinvest Company reserves in short term instruments or money market funds

      5.1.3 Extraordinary Transactions

(a)	Notwithstanding anything to the contrary in this Agreement, the Managers shall not undertake any of the following without the approval of the Members:

(i) any Capital Transaction;
(ii)	to lend, assume or guaranty debt in excess of $100,000 in any one Fiscal Year;

(iii)	the admission of additional or substitute Members to the Company;

(iv)	the Company engaging in business in any jurisdiction which does not provide for the registration of limited liability companies;

(v)	to authorize any expenditure that causes the annual expenditure budget to be exceeded by fifteen percent (15%) in any one Fiscal Year; and

(vi)	to provide loans to any Member; assume the debt of a Member; guaranty debt of a Member; or acceptance of any loan provided by a Member.

      5.1.4 Limitation on Authority of Members

(a)

No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. Only the Managers are authorized to act for the Company, and no Member has any authority to act for the Company unless such Member is also a Manager.

(b)

This Section 5.1.4 supersedes any authority granted to the Member pursuant to Section 18-402 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1.4 shall be solely responsible for any loss or expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

      5.1.5 Removal of Manager

The Members, at any time and from time to time and for any reason, may remove any Manager then acting and elect a new Manager. No action to remove a Manager may be taken without the approval of seventy-five percent (75%) of the Members.

5.2 Meetings of and Voting by Members

5.2.1	A meeting of the Members may be called at any time by the Managers or by those Members holding at least a majority of the Percentages then held by Members. It shall not be necessary for the Managers to call or to hold regular meetings of the Members. Meetings of the Members shall be held at the Company’s principal place of business or at any other place designated by the Person calling the meeting. Not less than seven (7) nor more than sixty (60) days before each meeting, a Manager shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice or if such Member is present at the meeting in person or by proxy. At a meeting of Members, the presence in person or by proxy of Members holding Percentages, which aggregate not less than sixty-seven percent (67%), constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney-in-fact.

5.2.2	Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of those Members holding a majority or more of the Percentages then held by Member(s) shall be required to approve the matter.

5.2.3	In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of the Members holding a majority of the Percentages then held. Any such approved action shall be effective immediately. The Company shall give prompt notice to all Members of any action approved by Members by less than unanimous consent.

5.2.4	The provisions of this Agreement are intended to replace completely the provisions of the Act with respect to all matters concerning a Member’s voting rights, procedures for meetings of Members, actions by Members without meetings, and the use of proxies.

5.3 Services and Duties of Members

5.3.1	No Member serving as a Manager shall be expected to devote his, her or its full working time and efforts to the business and affairs of the Company, and each shall only devote so much time and efforts as is reasonably required for such purposes. The Managers shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties set forth in this Agreement. Managers shall be reimbursed by the Company for reasonable business expenses incurred on behalf of the company and within guidelines established by the Members.

5.3.2	No Member other than a Member serving as a Manager shall be expected, or entitled, to work for the Company except with the prior written consent of the Managers.

5.3.3	Except as otherwise expressly provided in Section 5.3.4, nothing in this Agreement shall be deemed to restrict in any way the rights of the Managers or any Member, or to any Affiliate of any Manager or any Member, to conduct any other business or activity whatsoever, and the Managers or any Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Members might otherwise have to share or participate in such other interests or activities of the Managers or any other Member or any Manager’s or Member’s Affiliates.

5.3.4	Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with a Member and its Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms as determined by the Mangers.

5.4 Liability and Indemnification

5.4.1	The Managers shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Managers within the scope of the authority conferred on the Managers by this Agreement, except for fraud, gross negligence, willful misconduct, or an intentional breach of this Agreement.

5.4.2	The Company shall indemnify the Managers for any act performed by the Managers within the scope of the authority conferred on the Managers by this Agreement, unless such act is a breach of this Agreement, or constitutes gross negligence, willful or intentional misconduct, or a knowing violation of law.

5.5 Power of Attorney

      5.5.1 Grant of Power

The Members constitute and appoint the Managers as the Members’ true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Members’ name, place and stead, to make, execute, sign, acknowledge, and file:

(a)	all documents (including amendments to the Certificate of Formation) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

(b)

any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

(c)	one or more fictitious or trade name certificates; and

(d)	all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.

      5.5.2 Irrevocability

The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

6. Transfer of Interests and Withdrawals of Members

6.1 Transfers

6.1.1	The Members and Interest Holders shall not trade or deal in any Membership Interest and Interest on any securities exchange or securities market.

6.1.2	No Person may Transfer all or any portion of or any interest or rights in the Membership Interest or Interest unless the following conditions “Conditions of Transfer”) are satisfied:

(a)	The Transfer will not require registration of Interests or Membership Interests under any federal or state securities laws;

(b)	The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement.

(c)	The Transfer will not result in the termination of the Company pursuant to Code Section 708;

(d)	The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

(e)

The transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number, and (ii) the transferee’s initial tax basis in the Transferred Interest; and

(f)	The Transfer will not result in the Company being taxed as a corporation for purposes of federal or state income tax purposes.

6.1.3	If the Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person’s Interest. The Transfer of an Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Interest, if any, and the transferee of the Interest shall have no right to: (i) become a Member without the consent of the Members required by this Agreement, or (ii) exercise any Membership Interest other than those specifically pertaining to the ownership of an Interest.

6.1.4	The Members hereby acknowledge the reasonableness of the prohibition contained in this Section 6.1 in view of the structure and purposes of the Company. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect except any Transfer mandated by operation of law that cannot be waived or varied by private agreement and then only to the extent necessary to give effect to such Transfer by operation of law. Any Person to whom a Membership Interest or Interest is attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company or have any other rights in or with respect to the Membership Interest.

      6.1.5 Right of First Offer

(a)

If an Interest Holder (a “Transferor”) desires to Transfer all or any portion of, or any interest or rights in, the Transferor’s Interest (the “Transferor Interest”), the Transferor shall notify the Company of that desire (the “Transfer Notice”). The Transfer Notice shall describe the Transferor Interest. Each Member shall have the option (the “Purchase Option”) to purchase all of the Transferor Interest for a price (the “Purchase Price”) equal to the amount the Transferor would receive if the Company were liquidated and an amount equal to the Appraised Value (as determined pursuant to Section 6.4) were available for distribution to the Members pursuant to Section 4.4.

(b)

The Purchase Option shall be and remain irrevocable for a period (the “Transfer Period”) ending at 11:59 P.M. local time at the Company’s principal office on the thirtieth (30th) day following the Transfer Notice is given to the Company.

(c)

At any time during the Transfer Period, each Member may elect to exercise the Purchase Option by giving written notice of its election to the Transferor. The Transferor shall not be deemed a Member for the purpose of voting on whether the Company shall elect to exercise the Purchase Option.

(d)

If any Member elects to exercise the Purchase Option, the Member’s notice of its election shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Transfer Period.

(e)	If a Member elects to exercise the Purchase Option, the Purchase Price shall be paid in cash on the Transfer Closing Date.

(f)

If all Members fail to exercise the Purchase Option, the Transferor shall be permitted to offer and sell for a period of ninety (90) days (the “Free Transfer Period”) after the expiration of the Transfer Period at a price not less than the Purchase Price. If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

(g)

Any Transfer of the Transferor Interest made after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and other terms, provisions, and conditions of this Agreement, shall be null, void, and of no force or effect.

6.2 Voluntary Withdrawal Prohibited

No Members shall have the right or power to effect a voluntary withdrawal from the Company. Any Member who effectuates a voluntary withdrawal is in violation of this Agreement and shall not be entitled to receive the fair value of the Member’s Interest as of the date of the voluntary withdrawal as otherwise provided by Section 18-604 of the Act.

6.3 Involuntary Withdrawal

Immediately upon the occurrence of an Involuntary Withdrawal, the affected Member shall cease to have a Membership Interest and the Member’s Membership Interest shall be automatically converted into just an Interest, except that any successor-in-interest to the Interest of a Member who has Involuntarily Withdrawn shall be entitled to exercise such of the Member’s rights as a Member as is required by the operation of law that cannot be waived or varied by private agreement.

6.4 Appraised Value

6.4.1	The term “Appraised Value” means the appraised value of the equity of the Company’s Assets as hereinafter provided. Within fifteen (15) days after demand by either one or the other, the Company and any Withdrawing Member, if applicable, shall each appoint an appraiser to determine the value of the equity of the Company’s Assets. If the two appraisers agree upon the equity value of the Company’s Assets, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon the equity value of the Company’s Assets, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company’s Assets and determine the value of the equity therein, and shall render a written report of his opinion thereon. Each party shall pay the fees and costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties.

6.4.2	The equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

7. Dissolution, Liquidation, and Termination of the Company

7.1 Events of Dissolution

        The Company shall be dissolved upon the happening of any of the following events:

7.1.1 on the date fixed for its termination in Section 2.4; 7.1.2 upon the decision by the Company to dissolve, as approved by the unanimous agreement of every Member without the consent of the Managers;
7.1.3	upon the occurrence of an Involuntary Withdrawal of a Member, unless the remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, unanimously elect to continue the business of the Company pursuant to the terms of this Agreement; or

7.1.4 by operation of law that cannot be waived or varied by private agreement.

7.2 Procedure for Winding Up and Dissolution

If the Company is dissolved, the Managers shall wind up its affairs. If there shall be no Manager or the Managers are unable or unavailable to perform these duties, then the Members shall elect a Person to wind up the affairs of the Company. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with this Agreement.

7.3 Filing of Certificate of Cancellation

Upon completion of the winding up of the affairs of the Company, the Managers shall promptly file a Certificate of Cancellation with the Secretary of State. If there is no Manager, then the Certificate of Cancellation shall be filed by the Members or by the last Person to be a Member or by the legal or personal representatives of the Person who last was a Member.

8. Books, Records, Accounting, and Tax Elections

8.1 Bank Accounts

All funds of the Company shall be deposited in a bank account or accounts opened and maintained in the Company’s name. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 Books and Records

8.2.1	The Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business at the Company’s principal executive office. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and Limited Liability Company Agreement and all amendments to the Certificate of Formation and the Limited Liability Company Agreement; a current list of the names and last known business, residence, or mailing addresses of each Member; and the Company’s federal, state, or local tax returns and reports, if any, for the six (6) most recent taxable years; internal books and records for the current and three (3) most recent years; a true copy of relevant records indicating the amount, cost, and value of all property which the Company owns, claims, possesses, or controls.

8.2.2	The books and records shall be maintained on the accrual method of accounting in accordance with the requirements of the Code and Regulation Section 1.704-1(b) and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company.

8.3	A Member has the right upon reasonable request, and for purposes reasonably related to the interest of the Member in the Company, to do the following:

8.3.1	to inspect and copy during normal business hours any of the records required to be maintained by the Company under this Agreement; and

8.3.2	to obtain from the Company promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each year.

8.3.3	The Managers shall promptly furnish to the requesting Member (i) a copy of any amendment to the Certificate of Formation or this Agreement pursuant to a power of attorney from the Members provided in Section 5.5.1, and (ii) a copy of this Agreement, at the expense of the Company, upon the reasonable request of the Member for a purpose reasonably related to the interest of the Member in the Company.

8.3.4	Unless otherwise provided in this Agreement, a Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

8.4 Annual Accounting Period

The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall begin on January 1st and end on December 31st.

8.5 Tax Matters Partner

Cinergy Global Foote Creek II, Inc. shall be the Company’s tax matters partner (“Tax Matters Partner”) under Code Section 6231. The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep every Member informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Member.

8.6 Tax Elections

The Tax Matters Partner shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Tax Matters Partner’s sole and absolute discretion, subject to the Tax Matters Partner’s obligation to act in the best interest of the Company and its Members.

8.7 Title to Company Assets

        All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

9. General Provisions

9.1 Assurances

The Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managers deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.2 Notifications

Any notice, demand, consent, election, offer, approval, request, or other communication (collectively by a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the Managers. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. All notices to the Company must be addressed to the Company’s principal office as well as to Cinergy Global Power Services Limited, at Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire, United Kingdom, CV37 0UU, Tel: 44 1789 200 100, Fax: 44 1789 200 101, Attention: Project Manager, Foote Creek II.

A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3 Complete Agreement

This Agreement constitutes the complete and exclusive statement of the agreement by the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.4 Governing Law and Jurisdiction

All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.5 Section Titles

The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6 Binding Provisions

This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7 Terms

Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.8 Severability of Provisions

If for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.9 Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the Member has executed, or caused this Agreement to be executed as of the date set forth hereinabove with the intent that it be effective as of the Effective Date.

MEMBER:

Cinergy Global Foote Creek II, Inc.,a
Delaware corporation

By: /s/ Gill Howard

Name: Gill Howard

Title: Manager (under Power of Attorney)

Exhibit A

to

Amended and Restated Operating Agreement

Of

Foote Creek II, LLC

Name, Address and Taxpayer I.D. Number Capital Contribution of Predecessor Percentages Cinergy Global Foote Creek II, Inc. $25,000 100%

c/o Wiederspahn, Liepas & ReeseThe
Colony Building211
West 19th Street, Suite 300Cheyenne,
Wyoming 82001

Tax I.D.: 31-1697009

Total Capital Contribution $25,000 100%

Effective as of the Effective Date:

Approved by Manager: /s/ Gill Howard

Exhibit B

to

Amended and Restated Operating Agreement

Of

Foote Creek II, LLC

CERTIFICATE OF AMENDMENT

OF

FOOTE CREEK II, LLC

1.	The name of the limited liability company is Foote Creek II, LLC.

2.	The limited liability company shall continue in existence on a perpetual basis unless dissolved pursuant to company’s limited liability company agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Foote Creek II, LLC effective as of March 1, 2000.

By: /s/ Gill Howard Name: Gill Howard Title: Manager for Foote Creek II, LLC